Exhibit 99.1

September 16, 2004

Mr. Wayne Gartin

Dear Wayne:

On behalf of Centillium Communications, Inc. (the “Company”), I am pleased to offer you the position of Vice President, Worldwide Sales. You will be reporting to Faraj Aalaei, Chief Executive Officer. Notwithstanding anything to the contrary, since it is contemplated that you would become an executive officer of the Company, this position and all of the provisions of this letter are conditioned upon and subject to the formal approval of the Company’s Board of Directors (the “Board”). It is our desire that upon approval of the Board, you and the Company will enter into agreements which memorialize the terms that have been approved by the Board.

You will be paid a salary of One hundred sixty thousand dollars ($160,000.00) annually. Your salary will be payable in accordance with the Company’s standard payroll policies (subject to required withholding).

You will be eligible to participate in Centillium’s 2004 Sales Incentive Plan (the “Plan”) with an annual target amount of One hundred sixty thousand dollars ($160,000.00). Your Sales Incentive Plan payout for the remainder of 2004 will be 100% of your annual target amount under the Plan, as prorated based on the time that you are a full-time employee of the Company during this year, subject to the terms of the Plan. Beginning January 1, 2005, your Sales Incentive Plan Payout will be based on actual achievement under the terms of Centillium’s 2005 Sales Incentive Plan. Details of that plan for you will be provided to you under separate cover and will be subject to Board approval. You will accrue 3.69 hours vacation/personal time per pay period, totaling twelve days of paid vacation/personal time annually, under the terms of the Company’s vacation policy. All company benefits begin on the first day of the month following your start date.

Like all of us at Centillium Communications, Inc., you will be required to sign the Company’s standard Employment, Confidential Information and Invention Assignment Agreement. Among other things, your offer is contingent upon your agreement that you will not, during and after your employment with Centillium Communications, Inc., improperly use or disclose proprietary information or trade secrets of any former or concurrent employer or other persons or entity, and that you will not bring onto the premises of Centillium Communications, Inc., any unpublished document or proprietary information belonging to any such employer, person or entity, unless consented to in writing by such employer, person or entity.

It will be recommended to the Company’s Board of Directors that you be eligible to participate in the Centillium Communications, Inc. Stock Option Program. Subject to approval by the Board and subject to terms set forth in definitive agreements to be provided, you will be granted an option to purchase Two hundred thousand (200,000) shares of the Company’s Common Stock at an exercise price equal to the fair market value at the close of the NASDAQ market on the date your options are granted by the Board of Directors. If Centillium Communications, Inc. is i) acquired, merged, or a significant change of control occurs and, within eighteen months after such event, your employment is terminated by the Company without cause or you resign from the Company as a result of a) your job responsibilities being materially reduced, b) reduction by the Company of your base compensation or c) you are required to move to a location which is more than fifty (50) miles from your job location prior to the occurrence of the event in (i) above, under the terms of a definitive agreement to be provided to you, then you and the Company agree that:

(1) you shall be entitled to receive a lump-sum severance payment (less applicable withholding taxes) equal to six (6) months of your annual base salary;

(2) you shall be entitled to receive company-paid health, dental and vision benefits substantially similar to those you were receiving immediately prior to the change of control, until the earlier of six (6) months from the date of termination or the date upon which you become covered under another employer’s group health, dental and vision plan; however, if continued receipt of health care benefits as described above is not permitted by the applicable health care group plans, the Company will then reimburse you for the COBRA premiums for the same six (6) month period;

(3) the vesting of your option grant mentioned above would be accelerated by one (1) full year.

Your acceptance of this offer represents the sole agreement between you and Centillium Communications, Inc. No prior promises, representations or understandings relative to any terms or conditions of your employment are to be considered as part of this agreement unless expressed in writing in this letter. Centillium Communications is an “at-will” employer which means that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or employee, with or without notice.

This offer is valid until 5:00 p.m. Friday September 17, 2004 and, notwithstanding anything to the contrary, is subject to Centillium’s satisfactory completion of a background check and references. Please indicate your acceptance and start date by signing and returning this letter. For your convenience, you may fax a signed copy to the following confidential fax machine.

Sincerely,

/s/    FARAJ AALAEI

Faraj Aalaei

Chief Executive Officer

The foregoing terms and conditions are hereby accepted:

Intended Start Date:	September 23, 2004

Signed:	/s/ WAYNE GARTIN
Wayne Gartin

Date:	September 16, 2004